Exhibit (6)(a) Articles of Incorporation
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RESTATED ARTICLES OF INCORPORATION
OF
TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


                                     I

          The name of this Corporation is TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY. The location of the home office of the Corporation is NationsBank Corporate Center, 100 N. Tryon Street, Suite 2500, Charlotte, Mecklenburg County, North Carolina, 28202-4004.

                                    II

          The period of duration of the Corporation shall be perpetual.

                                    III

          The address of the registered office of the Corporation is NationsBank Corporate Center, 100 N. Tryon Street, Suite 2500, Charlotte, Mecklenburg County, North Carolina, 28202-4004, and the name of the registered agent of the Corporation at such address is William E. Simms. The Corporation may have one or more branch offices and places of business either in the State of North Carolina or in any other state.

                                    IV

          The purposes for which this Corporation is organized are:

          1. To write and issue as a stock company insurance upon the lives of human beings and every insurance appertaining thereto, including, but not limited to, the granting of endowment benefits; additional benefits in the event of death by accident or accidental means; additional benefits operating to safeguard the contract from lapse, or to provide a special surrender value, in the event of total and permanent disability of the insured, including industrial sick benefit; and the optional modes of settlement of proceeds;

          2. To write and issue all agreements to make periodical payments, whether in fixed or variable dollar amounts, or both, at specified intervals;

          3. To writer and issue insurance against death or personal injury by accident or by any specified kinds of accident and insurance against sickness, ailment or bodily injury;

          4. To write and issue insurance against disability resulting from sickness, ailment or bodily injury (but not including insurance solely against accidental injury), under any contract that does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

          5. To engage in such other kind or kinds of business to the extent necessarily or properly incidental to the kind of insurance business which it is authorized to do in the State of North Carolina and in any other state of the United States of America and other lawful act or activity for which a corporation may be organized under the North Carolina Business Corporation Act.

                                     V

          The Corporation is authorized to issue only one class of stock; and the total number of shares this Corporation is authorized to issue is Fifty Thousand (50,000) share with a par value of $100.00 per share.

                                    VI

          The Corporation shall be authorized to write and issue all such policies of insurance authorized and described in Article IV of the Articles of Incorporation when it shall have obtained a certificate authorizing the issuance of such policies from, and shall have been duly licensed to do business by, the Commissioner of Insurance of the State of North Carolina.

                                    VII

          No holders of stock of the Corporation of any class shall have any preemptive or other right to subscribe for or purchase any part of any new or additional issue of stock of any class of or securities convertible into stock of the Corporation of any class, even though hereafter authorized or whether issued for money, for consideration other than money or by way of a dividend.

                                   VIII

          To the full extent from time to time permitted by law, no person who is serving or who has served as a director of the Corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arising prior to such amendment, repeal or adoption.

                                    IX

          The foregoing Restated Articles of Incorporation were approved by the sole shareholder of the Corporation on August 11, 1994.
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